Question 7.c)
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Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolios permitted by the form.

                                                       Is this the
Series                                                 last filing
Number               Series Name                     for this series?
                                                         (Y or N)

92   Goldman Sachs Core Plus Fixed Income Fund              N
97   Goldman Sachs Inflation Protected Securities Fund      N
115  Goldman Sachs Local Emerging Markets Debt Fund         N

* Please refer to the Annual Report to Shareholders to be filed on or about May 29, 2009 on Form N-CSR for additional information concerning the funds.